Silgan
Holdings Inc.

Exhibit 99.1

SILGAN ANNOUNCES FIRST QUARTER 2026 RESULTS

Highlights

•Achieved double digit volume growth in dispensing products for fragrance and beauty markets
•Delivered double digit volume growth in metal containers for pet food markets
•Increases 2026 earnings estimate; confirms 2026 free cash flow estimate

NORWALK, CT, April 29, 2026 -- Silgan Holdings Inc. (NYSE: SLGN), a leading supplier of sustainable rigid packaging solutions for the world's essential consumer goods products, today reported first quarter 2026 net sales of $1.56 billion and net income of $63.0 million, or $0.60 per diluted share, as compared to first quarter 2025 net sales of $1.47 billion and net income of $68.0 million, or $0.63 per diluted share.

Adjusted net income per diluted share for the first quarter of 2026 was $0.78, after adjustments increasing net income per diluted share by $0.18. Adjusted net income per diluted share for the first quarter of 2025 was $0.82, after adjustments increasing net income per diluted share by $0.19. A reconciliation of net income per diluted share to "adjusted net income per diluted share," a Non-GAAP financial measure used by the Company that adjusts net income per diluted share for certain items, can be found in Table A at the back of this press release.

“Silgan delivered another quarter of strong results in the first quarter that were at the high end of our expected range, as our business continues to outpace the trends in the markets we serve. Our teams are focused on executing our plan for 2026 and delivering on our long term strategic growth initiatives, as our market leading innovation, differentiated customer partnership model, and operational excellence continue to set us apart in our markets,” said Adam Greenlee, President and CEO. “Our business continued to demonstrate resiliency in the first quarter amidst evolving market trends, mixed consumer sentiment and renewed geopolitical uncertainty and is well positioned to deliver strong results in the second quarter and beyond,” continued Mr. Greenlee. “Our Dispensing business remains advantaged in the marketplace as our unique combination of new product innovation, operational excellence, and our highly focused customer partnership model continue to be rewarded with incremental growth opportunities. Our growing fragrance and beauty dispensing solutions delivered another quarter of double-digit growth, and with the Weener acquisition fully integrated we see additional opportunities for incremental innovation and commercial success. Our Metal Containers business continued to show strong growth in the quarter with double digit volume growth in pet food products despite significant inflation in raw material costs as a result of steel and aluminum tariffs. In Custom Containers, our teams successfully navigated the conclusion of customer destocking and closely managed costs to mitigate its impact on profit, and we are seeing incremental opportunities to drive long-term growth with new and existing customers in the market. Our business is off to a solid start in 2026, and we are on track to deliver our increased financial targets for the year. The strength of our teams, the power of our portfolio, and the value of our disciplined capital deployment model continue to deliver meaningful opportunity for shareholder value creation in 2026 and beyond,” concluded Mr. Greenlee.

First Quarter Results

Net sales for the first quarter of 2026 were $1.56 billion, an increase of $94.6 million, or 6%, as compared to the same period in the prior year. Net sales increased primarily as a result of the contractual pass through of higher raw material costs in the current year quarter.

Income before interest and income taxes (EBIT) for the first quarter of 2026 was $126.6 million, a decrease of $3.9 million as compared to $130.5 million for the first quarter of 2025. EBIT in the Dispensing and Specialty Closures, Metal Containers and Custom Containers segments were $77.3 million, $45.0 million, and $19.9 million, respectively, in the first quarter of 2026. Rationalization charges were $9.0 million and $11.0 million in the first quarters of 2026 and 2025, respectively. Costs attributed to announced acquisitions were $1.1 million in the first quarter of 2025. A reconciliation of EBIT for each segment to Adjusted EBIT and Adjusted EBITDA, Non-GAAP financial measures used by the Company that adjust EBIT for certain items, can be found in Table B at the back of this press release.

Interest and other debt expense before loss on early extinguishment of debt for the first quarter of 2026 was $41.4 million, a decrease of $1.5 million as compared to the first quarter of 2025 primarily due to lower weighted average interest rates in the current year period.

The effective tax rates were 26.5% and 23.8% for the first quarters of 2026 and 2025, respectively. The adjusted effective tax rates were 25.5% and 23.8% for the first quarters of 2026 and 2025, respectively. The increase in the adjusted effective tax rate in the first quarter of 2026 was primarily due to changes in the geographic mix of profit in the current year period as compared to the prior year period.

First Quarter Segment Results

Dispensing and Specialty Closures
Net sales of the Dispensing and Specialty Closures segment were $685.3 million in the first quarter of 2026, an increase of $14.2 million, or 2%, as compared to $671.1 million in the first quarter of 2025. The increase in net sales was the result of the contractual pass through of higher raw material and other costs and favorable foreign currency translation of 6%, which was partially offset by less favorable volume/mix of 4% due to production impacts from severe weather in the first quarter that are expected to be recovered through the remainder of 2026.

Dispensing and Specialty Closures Adjusted EBIT decreased $3.1 million, or 3%, to $96.1 million in the first quarter of 2026 as compared to $99.2 million in the first quarter of 2025. The decrease in Adjusted EBIT in the quarter was primarily due to less favorable volume/mix and less favorable price/cost, in part due to the benefit in the prior year quarter of the sell through of lower cost inventory and the adverse impact in the current year quarter of the sell through of higher cost inventory in our European metal closures operations.

Metal Containers
Net sales of the Metal Containers segment were $724.9 million in the first quarter of 2026, an increase of $96.5 million, or 15%, as compared to $628.4 million in the first quarter of 2025. The increase in net sales was primarily driven by improved price/mix of 12% due to the contractual pass through of higher raw material and other manufacturing costs. Metal container volume was 2% higher than the prior year period as a result of a double digit increase in volumes for pet food markets, which was partially offset by the anticipated impact of lower volumes for fruit and vegetable markets as a result of prebuy activity in the fourth quarter of 2025. Favorable foreign currency translation contributed approximately 1% as compared to the prior year period.

Metal Containers Adjusted EBIT increased to $49.8 million in the first quarter of 2026 as compared to $49.6 million in the first quarter of 2025. The increase in Adjusted EBIT in the quarter was primarily the result of higher volumes, which was partially offset by less favorable price/cost including mix due to the increase in volumes for pet food markets and prebuy related decrease in volumes for fruit and vegetable markets.

Custom Containers
Net sales of the Custom Containers segment were $151.1 million in the first quarter of 2026, a decrease of $16.1 million, or 10%, as compared to $167.2 million in the first quarter of 2025. This decrease was the result of lower volumes of 11% which was partially offset by favorable foreign currency translation of 1%. As expected, lower volumes in the current year quarter were due to the impact of the exit of lower margin business in 2025 as a result of footprint optimization plans to achieve previously announced cost reduction goals and customer destocking activities that concluded during the first quarter of 2026.

Custom Containers Adjusted EBIT decreased $2.9 million to $21.7 million in 2026 as compared to $24.6 million in the first quarter of 2025. The decrease in Adjusted EBIT was primarily the result of lower volumes.

Outlook for 2026

The Company increased its estimate of adjusted net income per diluted share for the full year of 2026 from a range of $3.70 to $3.90 to a range of $3.73 to $3.93, a 3% increase at the midpoint of the range over adjusted net income per diluted share of $3.72 in 2025. Volumes and Adjusted EBIT in 2026 are expected to be higher than 2025 levels in all segments. Adjusted net income per diluted share excludes certain items as outlined in Table C at the back of this press release.

The Company confirmed its estimate of free cash flow in 2026 of approximately $450 million as compared to $445.2 million in 2025. Capital expenditures are expected to be approximately $310 million in 2026.

For the second quarter of 2026, the Company provided an estimate of adjusted net income per diluted share in the range of $0.92 to $1.02 as compared to $1.01 in the second quarter of 2025. Adjusted net income per diluted share excludes certain items as outlined in Table C at the back of this press release. For the second quarter of 2026, Dispensing and Specialty Closures volumes are expected to be above prior year levels, while Dispensing and Specialty Closures Adjusted EBIT is expected to be comparable to prior year levels primarily due to significant cost inflation in the second quarter of 2026 predominantly related to higher resin costs. Volumes and Adjusted EBIT in the Metal Containers segment are expected to be below prior year levels in the second quarter of 2026 due to a more normal timing of customer shipments for the fruit and vegetable pack in 2026, which is not expected to impact total volumes for the fruit and vegetable pack for the year. Adjusted EBIT in the Custom Containers segment in the second quarter of 2026 is expected to be above prior year levels with slightly lower volumes.

Conference Call

Silgan Holdings Inc. will hold a conference call to discuss the Company’s results for the first quarter of 2026 at 8:30 a.m. eastern time on Wednesday, April 29, 2026. The conference call audio will be webcast live, and both the webcast and this press release can be accessed at www.silganholdings.com. Those who wish to participate in the conference call via teleconference from the U.S. and Canada should dial (800) 330-6710 and from outside the U.S. and Canada should dial (312) 471-1353. The confirmation code for the conference call is 6125027. The audio webcast can be accessed at www.silganholdings.com and will be available for 90 days thereafter for those who are unable to listen to the live call.

* * *

Silgan is a leading supplier of sustainable rigid packaging solutions for the world's essential consumer goods products with annual net sales of approximately $6.5 billion in 2025. Silgan operates 121 manufacturing facilities in North and South America, Europe and Asia. The Company is a leading worldwide supplier of dispensing and specialty closures for fragrance and beauty, food, beverage, personal and health care, home care and lawn and garden products. The Company is also a leading supplier of metal containers in North America and Europe for pet and human food and general line products. In addition, the Company is a leading supplier of custom containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended. Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2025 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

Contact:
Alexander Hutter
Senior Vice President, Strategy and Investor Relations
AHutter@silgan.com
203-406-3187

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
For the quarter ended March 31,
(Dollars and shares in millions, except per share amounts)

	2026	2025

Net sales	$1,561.3	$1,466.7

Cost of goods sold	1,295.5	1,196.3

Gross profit	265.8	270.4

Selling, general and administrative expenses	131.2	129.1

Rationalization charges	9.0	11.0

Other pension and postretirement (income)	(1.0)	(0.2)

Income before interest and income taxes	126.6	130.5

Interest and other debt expense before loss on early extinguishment of debt	41.4	42.9

Loss on early extinguishment of debt	1.0	—

Interest and other debt expense	42.4	42.9

Income before income taxes	84.2	87.6

Provision for income taxes	22.4	20.8

Income before equity in earnings of affiliates	61.8	66.8

Equity in earnings of affiliates, net of tax	1.2	1.2
Net income	$63.0	$68.0

Earnings per share (EPS):
Basic net income per share	$0.60	$0.64
Diluted net income per share	$0.60	$0.63

Cash dividends per common share	$0.21	$0.20

Weighted average shares:
Basic	105.6	106.9
Diluted	105.9	107.3

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(Dollars in millions)

	March 31,	March 31,	Dec. 31,
	2026	2025	2025
Assets:
Cash and cash equivalents	$435.4	$353.0	$1,080.7
Trade accounts receivable, net	1,158.7	1,012.8	589.4
Inventories	1,128.7	1,055.3	1,080.1
Other current assets	243.9	176.4	241.7
Property, plant and equipment, net	2,355.0	2,302.7	2,378.3
Other assets, net	4,000.6	3,867.8	4,026.9
Total assets	$9,322.3	$8,768.0	$9,397.1

Liabilities and stockholders' equity:
Accounts payable and accrued liabilities	$1,369.5	$1,140.3	$1,820.3
Current and long-term debt	4,660.4	4,628.6	4,346.8
Other liabilities	971.8	915.8	955.7
Stockholders' equity	2,320.6	2,083.3	2,274.3
Total liabilities and stockholders' equity	$9,322.3	$8,768.0	$9,397.1

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
For the quarter ended March 31,
(Dollars in millions)

	2026	2025
Cash flows provided by (used in) operating activities:
Net income	$63.0	$68.0
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	84.9	79.4
Amortization of debt discount and debt issuance costs	1.6	1.4
Rationalization charges	9.0	11.0
Other changes that provided (used) cash:
Trade accounts receivable, net	(575.6)	(404.5)
Inventories	(54.0)	(115.2)
Trade accounts payable and other changes, net	(328.5)	(323.5)
Net cash (used in) operating activities	(799.6)	(683.4)

Cash flows provided by (used in) investing activities:
Capital expenditures	(82.4)	(82.9)
Proceeds from asset sales	2.1	—
Other investing activities	0.3	0.4
Net cash (used in) investing activities	(80.0)	(82.5)

Cash flows provided by (used in) financing activities:
Dividends paid on common stock	(22.8)	(21.9)
Changes in outstanding checks - principally vendors	(97.4)	(85.0)
Net borrowings and other financing activities	354.0	389.9
Net cash provided by financing activities	233.8	283.0

Effect of exchange rate changes on cash and cash equivalents	0.5	13.0

Cash and cash equivalents:
Net (decrease)	(645.3)	(469.9)
Balance at beginning of year	1,080.7	822.9
Balance at end of period	$435.4	$353.0

SILGAN HOLDINGS INC.
CONSOLIDATED SUPPLEMENTAL SEGMENT FINANCIAL DATA
(UNAUDITED)
For the quarter ended March 31,
(Dollars in millions)

	2026	2025
Net sales:
Dispensing and Specialty Closures	$685.3	$671.1
Metal Containers	724.9	628.4
Custom Containers	151.1	167.2
Consolidated	$1,561.3	$1,466.7

Income before interest and income taxes (EBIT)
Dispensing and Specialty Closures	$77.3	$79.9
Metal Containers	45.0	44.7
Custom Containers	19.9	22.1
Corporate	(15.6)	(16.2)
Consolidated	$126.6	$130.5

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
(UNAUDITED)
For the quarter ended March 31,
(Dollars and shares in millions, except per share amounts)

Table A

	2026		2025
	Net	Diluted	Net	Diluted
	Income	EPS	Income	EPS

U.S. GAAP net income and diluted EPS
	$63.0	$0.60	$68.0	$0.63

Adjustments (a)	19.5	0.18	20.3	0.19
Non-U.S. GAAP adjusted net income and adjusted diluted EPS
	$82.5	$0.78	$88.3	$0.82

Weighted average number of common shares outstanding - Diluted
		105.9		107.3

(a) Adjustments consist of items in the table below

	2026	2025
Adjustments:
Acquired intangible asset amortization expense	$16.2	$15.4
Other pension (income) for U.S. pension plans and closed facilities	(1.0)	(0.9)
Rationalization charges	9.0	11.0
Costs attributed to announced acquisitions	—	1.1
Loss on early extinguishment of debt	1.0	—
Pre-tax impact of adjustments	25.2	26.6
Tax impact of adjustments	5.7	6.3
Net impact of adjustments	$19.5	$20.3

Weighted average number of common shares outstanding - Diluted
	105.9	107.3
Diluted EPS impact from adjustments	$0.18	$0.19

Adjusted tax rate	25.5%	23.8%

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED EBIT and ADJUSTED EBITDA (2)
(UNAUDITED)
For the quarter ended March 31,
(Dollars in millions)
Table B

	2026	2025
Dispensing and Specialty Closures:
Income before interest and income taxes (EBIT)	$77.3	$79.9
Acquired intangible asset amortization expense	14.8	13.9
Other pension expense (income) for U.S. pension plans and closed facilities	0.3	(0.2)
Equity in earnings of affiliates, net of tax	1.2	1.2
Rationalization charges	2.5	4.4
Adjusted EBIT	96.1	99.2
Depreciation	40.7	35.9
Adjusted EBITDA	$136.8	$135.1

Metal Containers:
Income before interest and income taxes (EBIT)	$45.0	$44.7
Acquired intangible asset amortization expense	0.4	0.4
Other pension (income) for U.S. pension plans and closed facilities	(1.3)	(0.4)
Rationalization charges	5.7	4.9
Adjusted EBIT	49.8	49.6
Depreciation	20.0	19.2
Adjusted EBITDA	$69.8	$68.8

Custom Containers:
Income before interest and income taxes (EBIT)	$19.9	$22.1
Acquired intangible asset amortization expense	1.0	1.1
Other pension (income) for U.S. pension plans and closed facilities	—	(0.3)
Rationalization charges	0.8	1.7
Adjusted EBIT	21.7	24.6
Depreciation	8.0	8.7
Adjusted EBITDA	$29.7	$33.3

Corporate:
(Loss) before interest and income taxes (EBIT)	$(15.6)	$(16.2)
Costs attributed to announced acquisitions	—	1.1
Adjusted EBIT	(15.6)	(15.1)
Depreciation	0.1	0.1
Adjusted EBITDA	$(15.5)	$(15.0)

Total Adjusted EBIT	152.0	158.3
Total Depreciation	68.8	63.9
Total Adjusted EBITDA	$220.8	$222.2

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
(UNAUDITED)
For the quarter and year ended,
(Dollars and shares in millions, except per share amounts)

Table C
	Second Quarter,			Year Ended
	June 30,			December 31,
	Estimated		Actual	Estimated		Actual
	Low	High		Low	High
	2026	2026	2025	2026	2026	2025

U.S. GAAP net income as estimated for 2026
and as reported for 2025	$79.9	$90.5	$89.0	$331.0	$352.2	$288.4
Adjustments (a)	17.4	17.4	19.0	64.0	64.0	108.5
Non-U.S. GAAP adjusted net income as estimated for 2026 and presented for 2025
	$97.3	$107.9	$108.0	$395.0	$416.2	$396.9

U.S. GAAP diluted EPS as estimated for 2026
and as reported for 2025	$0.76	$0.86	$0.83	$3.13	$3.33	$2.70
Adjustments (a)	0.16	0.16	0.18	0.60	0.60	1.02
Non-U.S. GAAP adjusted diluted EPS as estimated for 2026 and presented for 2025
	$0.92	$1.02	$1.01	$3.73	$3.93	$3.72

(a) Adjustments consist of items in the table below

	Second Quarter,		Year Ended
	June 30,		December 31,
	2026	2025	2026	2025
	Estimated	Actual	Estimated	Actual
Adjustments:
Acquired intangible asset amortization expense	$15.9	$15.9	$63.8	$64.6
Other pension (income) for U.S. pension plans and closed facilities	(1.0)	(0.9)	(4.0)	(4.0)
Rationalization charges	8.4	9.9	24.0	60.5
Costs attributed to announced acquisitions	—	—	—	1.1
Loss on early extinguishment of debt	—	—	1.0	—
Pre-tax impact of adjustments	23.3	24.9	84.8	122.2
Tax impact of adjustments	5.9	5.9	20.8	13.7
Net impact of adjustments	$17.4	$19.0	$64.0	$108.5

Weighted average number of common shares outstanding - Diluted
	105.8	107.3	105.9	106.8
Diluted EPS impact from adjustments	$0.16	$0.18	$0.60	$1.02

(1) The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure. The Company’s management believes it is useful to exclude acquired intangible asset amortization expense, other pension (income) expense for U.S. pension plans and closed facilities, rationalization charges, costs attributed to announced acquisitions and the loss on early extinguishment of debt from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results. Acquired intangible asset amortization expense is a non-cash expense related to acquired operations that management believes is not indicative of the on-going performance of the acquired operations. Since the Company's U.S. pension plans are significantly over funded and have no required cash contributions for the foreseeable future based on current regulations, management views other pension income from the Company's U.S. pension plans, which excludes service costs, as not reflective of the operational performance of the Company or its segments. Additionally, other pension expense for closed facilities relate to former operations and former employees of the Company and are not indicative of the operational performance of the Company or its segments. While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs. Costs attributed to announced acquisitions consist of third party fees and expenses that are viewed by management as part of the acquisition and not indicative of the on-going cost structure of the Company. The loss on early extinguishment of debt consists of third party fees and expenses incurred or debt costs written off that are viewed by management as part of the cost of prepayment of debt and not indicative of the on-going cost structure of the Company. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.

(2) The Company has presented Adjusted EBIT for the periods covered by this press release, which measure is a Non-GAAP financial measure. The Company’s management believes it is useful to exclude acquired intangible asset amortization expense, other pension (income) expense for U.S. pension plans and closed facilities, rationalization charges and costs attributed to announced acquisitions from EBIT, and to include in EBIT equity in earnings of affiliates, net of tax, for the Company and each of its segments as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of operating results of the Company and its segments. Acquired intangible asset amortization expense is a non-cash expense related to acquired operations that management believes is not indicative of the on-going performance of the acquired operations. Since the Company's U.S. pension plans are significantly over funded and have no required cash contributions for the foreseeable future based on current regulations, management views other pension income from the Company's U.S. pension plans, which excludes service costs, as not reflective of the operational performance of the Company or its segments. Additionally, other pension expense for closed facilities relate to former operations and former employees of the Company and are not indicative of the operational performance of the Company or its segments. While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs. Costs attributed to announced acquisitions consist of third party fees and expenses that are viewed by management as part of the acquisition and not indicative of the on-going cost structure of the Company. The Company's management views the operating performance of its affiliates which are joint ventures as part of the Company's operating performance and therefore believes that the Company's share of the net operating results of its affiliates which are joint ventures should be included in the Company's Adjusted EBIT. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for income before interest and income taxes (EBIT) as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies. The Company has also presented Adjusted EBITDA for the periods covered by this press release, which measure is a Non-GAAP financial measure. Adjusted EBITDA means Adjusted EBIT plus depreciation. The Company's management believes that Adjusted EBITDA also allows for a more appropriate evaluation of operating results of the Company and its segments. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for income before interest and income taxes (EBIT) as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.